Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-201598 and 333-201598-01) of Third Point Reinsurance Ltd. and Third Point Re (USA) Holdings Inc.

(2)	Registration Statement (Form S-8 No. 333-190724) pertaining to the Third Point Reinsurance Limited Share Incentive Plan and the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan;
of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedules of Third Point Reinsurance Ltd. and the effectiveness of internal control over financial reporting of Third Point Reinsurance Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda
February 27, 2015